EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Credit Suisse Global Financial Services Fund, Inc.

Sub-ITEM 77I:
The Fund offers Class A shares effective November 30, 2001.
Class A shares are offered subject to a front-end sales load of up to 5.75% of the offering price of the Fund;
provided, however, that such front-end sales charges may be waived in certain circumstances described in the Fund's prospectus and statement of additional information. The Fund's Class A Shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.



EXHIBIT B:
CREDIT SUISSE GLOBAL FINANCIAL SERVICES FUND
10-F3 Transactions

Offering: Prudential Financial Inc.
Date: 12/12/01
Broker: Goldman Sachs
 Price: $27.50
Par/Shares: 3,000
% of Offering: 0.00273
% of Assets: 4.49637
Syndicate Member: CS First Boston



EXHIBIT C:
SUB-ITEM 77Q1: Exhibits
(a) - 2 exhibits

(1)                  Amendment to the By-Laws
                                of
Credit Suisse Warburg Pincus Global Financial Services Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg
Pincus Global Financial Services Fund, Inc., the name has changed to Credit Suisse Global Financial Services Fund, Inc.

Dated the 12th day of December, 2001



(2)                    ARTICLES OF AMENDMENT
                                OF
                     ARTICLES OF INCORPORATION
                                OF
CREDIT SUISSE WARBURG PINCUS GLOBAL FINANCIAL SERVICES FUND, INC.

Credit Suisse Warburg Pincus Global Financial Services
Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation
Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                         "ARTICLE II

                            NAME

The name of the corporation is Credit Suisse Global
Financial Services Fund, Inc."

SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: October 17, 2001

/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary